EXHIBIT (a)(5)
FORM OF REMINDER OF EXPIRATION DATE
REMINDER OF EXPIRATION DATE:
5:00 P.M., EASTERN TIME, ON TUESDAY, FEBRUARY 6, 2007
To Option Holders Eligible to Participate in the Option Amendment Offer:
Recently enacted Section 409A of the Internal Revenue Code (“Section 409A”) imposes certain adverse tax consequences (including a 20% penalty tax) on stock options that were granted with an exercise price that was below the fair market value of the underlying common stock on the grant measurement date and which vested after December 31, 2004. Because we have determined that you were granted stock options that meet the foregoing criteria, and therefore may be subject to potential adverse tax consequences of Section 409A, we sent you a package containing the following documents: (1) a Cover Memo regarding the Offer (as defined below); (2) an Offer to Amend, dated January 5, 2007; (3) a Letter of Transmittal; and (4) a Withdrawal Form.
These documents contained detailed information about our offer to amend certain of your below-market options (the “Offer”) to provide you with the opportunity to avoid adverse tax consequences of Section 409A.
THE OFFER TO AMEND YOUR ELIGIBLE OPTION WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON FEBRUARY 6, 2007, UNLESS WE EXTEND THE OFFER.
If you decide to accept the Offer with respect to your Eligible Option, you must submit your Letter of Transmittal in accordance with the instructions attached to that document. The submission must be made by the deadline indicated above. We cannot accept late submissions, and we therefore urge you to respond early to ensure timely delivery and receipt of your documents.
If you do not want to accept the Offer with respect to your Eligible Option, please disregard this reminder. However, your failure to accept the Offer may cause you to be subject to adverse tax consequences of Section 409A and you will have to take other action on your own to bring the portion of your option grant(s) that is subject to Section 409A of the Internal Revenue Code into compliance if you are to avoid adverse tax consequences.